SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ULTRAK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a press release issued by Ultrak, Inc. on August 8, 2002:

Ultrak Explains the Impact of the Honeywell Deal And Unveils Plans for Reorganization

LEWISVILLE, Texas—(BUSINESS WIRE)—Aug. 8, 2002—Ultrak, Inc. (Nasdaq: ULTK - News). As previously announced, Ultrak will sell its closed circuit TV ("CCTV") business to Honeywell Automation and Control Solutions for $36.0 million in cash plus the assumption of trade liabilities.

After closing, Ultrak, in addition to the $30.6 million of cash to be received, will have $5.4 million in transaction receivables, other current assets (primarily trade receivables and inventory), a significant amount of tax assets in the form of an operating loss carryforward. Ultrak will retain all of its international legal entities, a portfolio of intellectual properties of various technologies, licenses and trademarks as well as real estate assets in Ohio and Texas.

After this deal, Ultrak will retain the access control business, the consumer/do-it-yourself business, the industrial video product business ("IVS"), the mobile video product business ("MVP") and the alarm management business ("ABM") (collectively the "Remaining Businesses"), which have annualized sales of about $40.0 million.

The Company plans to reorganize its remaining businesses into stand-alone, efficient and profitable units. Those units no longer part of the core business will be divested. Consequently, Ultrak plans to sell three of its five remaining businesses, IVS, MVP and ABM, which are not considered core to the new strategy. The anticipated sales of these non-core units, along with that of the Carroll, Ohio building and land, are expected to substantially add to the cash position.

One of the two remaining core business units, Monitor Dynamics, Inc. ("MDI"), founded in 1979, headquartered in Rancho Cucamonga, California, will be the anchor of the access control business. For the past two years, the greatest part of Ultrak's intellectual property development has been centered in the MDI group. Its new SAFEnet platform has been launched successfully and is the first to fully integrate access control, video, alarm monitoring and audio. The new SAFEnet is designed to fully exploit the digital revolution now unfolding in the security industry. The Company will further enhance its position by integrating more biometrics technology in the various access points and also expects to be an important player in the Homeland Security programs of the U.S. Government. MDI will also continue to serve customers with a smaller size system under the brand PointGuard. MDI will persist in selling CCTV products to government agencies, currently its largest market, and to its other customers in connection with the sale of systems. For two years, MDI will purchase its CCTV products from Honeywell's Automation and Control Solutions group.

Ultrak's second remaining core business unit, a consumer/do-it-yourself business, SecurityandMore™, headquartered in Lewisville, Texas, is expected to grow sharply now that it has established itself successfully with a major retailer. Increased warehouse club rollouts are in progress. The unit's call center and internet site, SecurityandMore.com, have continued to perform well. With increased focus, there are many opportunities to exploit.

The new third core business unit, Networks, is headquartered in Lewisville, Texas. This unit will provide access control customers integration of IP based phone system and access to PSTN networks, secured managed multi-site networks, remote safe hosting facilities for real-time download of video, access and alarm data. This will be combined with centralized software based object recognition services. It will integrate the remote access of Ultrak's products into communication-integrated portals and enable Ultrak's products to be distributed through new channels such as phone companies and internet service providers.

Ultrak's corporate group will be located in Lewisville, Texas and will provide legal, financial and reporting services to the publicly traded company. In addition, this group will generate revenues from management of the Company's intellectual property portfolio. The corporate group also includes an M&A team, an asset management team and the internal audit function.

The Company plans to use the proceeds of the divestments to invest conservatively in undervalued technologies or companies related to the new strategy. The unused cash will be managed through a new entity, Ultrak Finance. Ultrak will change its corporate name, but the renamed entity expects to remain listed on the NASDAQ. Further details of the sale, future strategy and reorganization plan will be available in the preliminary proxy statement that Ultrak will file with the Securities and Exchange Commission on August 15, 2002.

For the past 15 years, Ultrak has established a position as a leading supplier of integrated security and surveillance and audio systems globally. Ultrak continues to provide comprehensive, end-to-end solutions to meet and exceed the needs of a number of government, transportation, gaming, financial, correctional, educational, retail, manufacturing, medical and corporate enterprises. With headquarters located in Lewisville, Texas, Ultrak provides access control, digital video, CCTV, intercom and central station monitoring solutions through a global network of dealers and distributors servicing North and South America, Europe, Africa, Asia and Australia. For more information about the Company, visit www.ultrak.com.

Contact:

    Ultrak, Inc., Lewisville
    David Hugh Paul, 972/353-6642
    david.paul@ultrak.com

ADDITIONAL INFORMATION

The Registrant has filed a preliminary proxy statement regarding the proposed asset sale to Honeywell International Inc. with the Securities and Exchange Commission on August 26, 2002, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal. Investors and stockholders of the Registrant are urged to read the definitive proxy statement when it becomes available because it will contain important information about the Registrant and the proposed asset sale. Investors and stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of the Registrant's annual, quarterly and special reports at the SEC's web site at WWW.SEC.GOV. A free copy of the definitive proxy statement and all of the Registrant's annual, quarterly and special reports may also be obtained from the Registrant by directing a request to Investor Relations at 972-353-6642. The Registrant and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Registrant's stockholders in favor of the proposed asset sale to Honeywell. Information regarding the security ownership and other interests of the Registrant's executive officers and directors will be included in the definitive proxy statement.

INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.